SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No....)

                             THE TOPPS COMPANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    89078610
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
       -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 Pages
                             Exhibit Index: Page 6

-------------------                                            -----------------
CUSIP No.  89078610                    13G                     Page 2 of 6 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Arthur T. Shorin

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            3,225,489
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 3,225,489

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,225,489
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

Item 1(a).          Name of Issuer:
---------           --------------

                    THE TOPPS COMPANY, INC. (the "Issuer")

Item 1(b).          Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

                    One Whitehall Street
                    New York, New York 10004

Items 2(a)          Name of Person Filing; Address of Principal
----------          -------------------------------------------
and (b).            Business Office:
-------             ---------------

                    This statement is filed by Arthur T. Shorin ("Shorin"). The business address of Shorin is One Whitehall Street, New York, New York 10004.


Item 2(c).          Citizenship:
---------           -----------

                    United States

Item 2(d).          Title of Class of Securities:
---------           ----------------------------

                    Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e).          CUSIP Number:
---------           ------------

                    89078610

Item 3.             Not Applicable

Item 4.             Ownership:
------              ---------

                    (a) Amount beneficially owned: 3,225,489 shares of Common Stock beneficially owned by Shorin as of December 31, 2001.

                    (b) Percent of class: 7.4%

                    (c) (i) Sole power to vote or direct the vote: 3,225,489


                               Page 3 of 6 pages

                        (ii) Shared power to vote or direct the vote: -0-

                        (iii) Sole power to dispose of or direct the disposition of: 3,225,489

                        (iv) Shared power to dispose of or direct the disposition of: -0-

Item 5.             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

                    Not Applicable.

Item 6.             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------

                    Not Applicable

Item 7.             Identification and Classification of the
-------             ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8.             Identification and Classification of
------              -------------------------------------
                    Members of the Group:
                    --------------------

                    Not Applicable

Item 9.             Notice of Dissolution of Group:
------              ------------------------------

                    Not Applicable

Item 10.            Certification:
-------             -------------

                    Not Applicable


                               Page 4 of 6 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2002

                                        By: /s/ Arthur T. Shorin
                                            ------------------------------
                                            Arthur T. Shorin


                               Page 5 of 6 pages

                                  EXHIBIT INDEX
                                  -------------

                                      NONE